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                        INVESTMENT SUBADVISORY AGREEMENT



      Agreement made as of this 1st day of May, 1997, between American Odyssey Funds, Inc., a Maryland corporation (the "Series Fund"), American Odyssey Funds Management, Inc., a New Jersey corporation (the "Manager"), and Wilke/Thompson Capital Management, Inc., a Minnesota corporation (the "Subadviser"). This Agreement supersedes the Investment Subadvisory Agreement among the parties dated February 23, 1993.

      WHEREAS, American Odyssey Funds Management, Inc. has entered into a management agreement (the "Management Agreement") with the Series Fund, a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which American Odyssey Funds Management, Inc. will act as Manager of the Series Fund.

      WHEREAS, the Series Fund is currently divided into six separate series or Funds, each of which is established pursuant to a resolution of the Board of Directors of the Series Fund, and the Series Fund may in the future add additional Funds; and

      WHEREAS, the Manager has the responsibility of evaluating, recommending, supervising, and compensating investment advisers to each Fund and desires to retain the Subadviser to provide investment advisory services to the American Odyssey Emerging Opportunities Fund (the "Fund") in connection with its management and the Subadviser is willing to render such investment advisory services.

      NOW, THEREFORE, the parties agree as follows:

      1. (a) The Subadviser shall manage the investment operations of the assets of the Fund allocated by the Manager to the Subadviser (such assets referred to as the "Allocated Assets"), including the purchase, retention and disposition of portfolio investments, in accordance with (A) the Fund's investment objectives, policies, and restrictions, as set forth in the Fund's Articles of Incorporation, Bylaws, Registration Statement, Prospectus and Statement of Additional Information (as the same may from time to time be amended or supplemented) (collectively, the "Investment Policies"), and (B) any investment procedures and policies adopted from time to time by the Series Fund's Board of Directors, including, but not limited to, procedures and policies designed to ensure compliance with Rules 10f-3 and 17e-1 under the 1940 Act, a code of ethics pursuant to Rule 17j-1 under the 1940 Act, and guidelines governing repurchase agreements, securities lending and valuation of illiquid securities, all as the same may be in effect from time to time (collectively, the "Procedures"); provided, however, that the Subadviser shall not be responsible for complying with any Investment
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      Policies or Procedures, or any amendments thereto, that the Manager did not provide in writing to the Subadviser. Additionally, the Subadviser and the Manager agree to exercise their respective best efforts to cooperate with each other to identify all other laws, rules and regulations applicable to the Fund (including, to the extent not covered in clauses
      (A) and (B) of this paragraph, provisions and requirements of the 1940 Act, the Internal Revenue Code of 1986 and other applicable federal and state laws and regulations) ("Rules and Regulations"), and the Subadviser shall manage the investment operations of the Allocated Assets in accordance with any of such identified Rules and Regulations. The Subadviser's duties and responsibilities under this Agreement shall be further subject to the following understandings:

                  (i) The Subadviser shall meet periodically with the Manager and shall agree upon the current investment strategy for the Allocated Assets in the light of anticipated cash flows.

                  (ii) The Subadviser shall provide supervision of the Allocated
            Asset's investments and determine from time to time what securities, options, futures contracts, and other investments included in the Allocated Assets will be purchased, retained, sold, or loaned by the Fund, and what portion of the Allocated Assets will be invested or held uninvested as cash.

                  (iii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with any written instructions and directions of the Manager and of the Board of Directors of the Series Fund.

                  (iv) The Subadviser shall determine each day the securities, options, futures contracts, and other investments to be purchased or sold as part of the Allocated Assets, and the Subadviser will place orders with or through such persons, brokers, dealers, or futures commission merchants (including but not limited to persons affiliated with the Manager) to carry out the Fund's Investment Policies and Procedures with respect to brokerage. In providing the Fund with investment advice and management, the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider such factors as the price of the security, the rate of the commission, the size and difficulty of the order, the reliability, integrity, financial condition, general execution and operational capabilities of
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            competing broker-dealers and futures commission merchants, and the brokerage and research services they provide to the Subadviser or the Fund. The parties agree that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis that certain brokers or futures commission merchants are able to provide and that such brokers and futures commission merchants may occasionally execute brokerage transactions at a higher cost to the Fund than would result if orders to execute such transactions had been placed with other brokers on the sole basis of ability to obtain the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities, options, futures contracts, and other investments for the Fund with such brokers or futures commission merchants, subject to review by the Manager and the Series Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. The Series Fund acknowledges that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

                  When the Subadviser deems the purchase or sale of a security, option, futures contract, or other investment to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, options, futures contracts, or other investments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution and to allocate the shares purchased or sold among the Series Fund and the Subadviser's other clients on a fair and nondiscriminatory basis, in a manner consistent with the Subadviser's fiduciary obligations to the Fund and to such other clients.

                  (v) The Subadviser shall maintain all books and records with respect to the portfolio transactions of the Allocated Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and by Rule 17e-1(c)(2) under the 1940 Act (or successor provisions) and shall render to the Series Fund such periodic and special reports as its Board of Directors or the Manager may reasonably request.
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                  (vi) The Subadviser shall provide the Series Fund's custodian on each business day with information relating to all transactions concerning the Allocated Assets and shall provide the Manager with such information upon request of the Manager.

                  (vii) The investment management services provided by the
            Subadviser hereunder are not exclusive, and the Subadviser shall be free to render similar services to others; provided, however, that the Subadviser agrees that neither it nor any of its affiliated persons (as defined in the 1940 Act) shall serve or accept retention as investment adviser, investment manager, or similar service provider during the term of this Agreement and, if this Agreement is terminated by the Subadviser, for the period of one year after the termination of this Agreement, with or for the benefit of any investment company registered under the 1940 Act that seeks as a primary purchaser of its shares, either by direct purchase of its shares or by indirect purchase of its shares through sales of variable contracts, persons who are eligible to participate in an investment advisory asset allocation program similar in nature to that offered by the Manager's affiliated company, Copeland Financial Services, Inc., it being understood and agreed that an investment company with asset allocation as its own investment objective (commonly called a balanced fund) shall not be subject to the foregoing restriction.

      (b) Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of its directors, officers, or employees.

      (c) The Subadviser shall keep the books and records with respect to the Allocated Assets required to be maintained by the Subadviser pursuant to paragraph 1(a)(v) hereof and shall timely furnish to the Manager or the Series Fund's custodian all information relating to the Subadviser's services hereunder needed to keep the other books and records of the Fund required by Rules 17e-1(c)(2) and 31a-1 under the 1940 Act (or successor provisions). The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rules 17e-1(c)(2) and 31a-2 under the 1940 Act (or successor provisions) any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.
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                                      -5-


      (d) The Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), and other applicable state and federal laws and regulations.

      (e) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

      (f) The Subadviser agrees to provide upon reasonable request of the Manager or the Series Fund, information regarding the Subadviser, including but not limited to background information about the Subadviser and its personnel and performance data, for use in connection with efforts to promote the Series Fund and the sale of its shares.

      2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

      3. The Manager shall compensate the Subadviser, for the services provided and the expenses assumed pursuant to this Subadvisory Agreement, a fee at an annual rate of 0.40% of the average daily Net Allocated Assets up to and including $100 million, plus a fee at an annual rate of 0.30% of the average daily Net Allocated Assets over $100 million. The term "Net Allocated Assets" means the Allocated Assets less related liabilities as determined by the Manager or its designee. This fee will be computed daily and paid monthly.

      4. The Subadviser shall not be liable for any loss suffered by the Series Fund or the Manager as a result of any negligent act or error of judgment of the Subadviser in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. The
Series Fund shall indemnify the Subadviser and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Subadviser resulting from actions from which it is relieved of responsibility by this paragraph. The Subadviser shall indemnify the Series Fund and the Manager and hold them harmless from all cost, damage and expense, including reasonable expenses for legal
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counsel, incurred by the Series Fund and the Manager resulting from actions from which the Subadviser is not relieved of responsibility by this paragraph.

      5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Series Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

      6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association, except as described in Paragraph 1(a)(vii) above.

      7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first class mail, overnight delivery service, facsimile transmission equipment, or hand delivery.

      8. This Agreement may be amended by mutual consent, but the consent of the Series Fund must be obtained in conformity with the requirements of the 1940 Act.

      9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid, (1) to the American Odyssey Funds, Inc. at Two Tower Center, East Brunswick, NJ 08816,
Attention: President; (2) to American Odyssey Funds Management, Inc. at Two Tower Center, East Brunswick, NJ 08816,
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Attention: Secretary; or (3) to Wilke/Thompson Capital Management, Inc. at 3800
Norwest Center, 90 South 7th Street, Minneapolis, Minnesota 55402, Attention:
President.

      10. This Agreement shall be governed by the laws of the State of New
Jersey.

      11. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                              AMERICAN ODYSSEY FUNDS, INC.


/s/ Lori M. Renzulli          By:  /s/ Paul S. Feinberg
--------------------------         -----------------------------
Witness Lori M. Renzulli           Paul S. Feinberg
        Assistant Secretary        Senior Vice President



                              AMERICAN ODYSSEY FUNDS MANAGEMENT, INC.



/s/ Lori M. Renzulli          By:  /s/ Paul S. Feinberg
--------------------------         -----------------------------
Witness Lori M. Renzulli           Paul S. Feinberg
        Assistant Secretary        Senior Vice President



                              WILKE/THOMPSON CAPITAL MANAGEMENT, INC.


                              By:
----------------------------      ----------------------------
Witness